EXECUTION COPY

                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

                                       OF

                               ARTISTdirect, Inc.


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                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

      This Amended and Restated Stockholders Agreement (the "Agreement") is made as of November 12, 1999, by and among ARTISTdirect, Inc., a Delaware corporation (the "Company"), ARTISTdirect Investors, LLC, a California limited liability company ("AD Investors"), Marc P. Geiger ("Geiger"), Donald P. Muller ("Muller"), the Geiger Children's Trust (the "Geiger Trust"), the Muller Children's Trust (the "Muller Trust", and collectively with the Geiger Trust, the "Trusts"), Keith Yokomoto ("Yokomoto"), L&G Associates One, a California general partnership ("L&G"), Steve Rennie ("Rennie"), James B. Carroll ("Carroll"), Robert Morse ("Morse") (each of which are members of AD Investors), Constellation Venture Capital, L.P., a Delaware limited partnership ("Constellation Domestic"), Constellation Ventures (BVI), Inc., a British Virgin Islands corporation ("Constellation Offshore" and, together with Constellation Domestic, "Constellation"), Toronto Dominion Investments, Inc., a Delaware corporation ("TDI"), Psilos Group Partners, L.P., a Delaware limited partnership ("Psilos Group"), CCP/Psilos UBL, LLC, a Delaware limited liability company ("CCP UBL"), CCP/Psilos ARTISTdirect, LLC, a Delaware limited liability company ("CCP AD" and, together with Psilos Group, TDI and CCP UBL, "Psilos"), Dream Media Internet Ventures, LLC, a Delaware limited liability company ("DreamMedia"), Carl Kawabe ("Kawabe"), Rick Rubin ("Rubin"), Scott Blum ("Blum"), Mark Di Dia ("Di Dia"), Bruce E. Van Dalsem ("Van Dalsem"), Henry D. Gradstein ("Gradstein"), Chase Venture Capital Associates, L.P., a California limited partnership ("Chase Ventures"), Cassandra/ARTISTdirect Partners, LLC, a Delaware limited liability company ("Cassandra"), Flatiron Fund 1998/99, LLC, a Delaware limited liability company ("Flatiron Fund"), Flatiron Associates, LLC, a Delaware limited liability company ("Flatiron" and, together with Chase Ventures, Flatiron Fund and Cassandra, "Chase"), Spinnaker Technology Fund, LP, a Delaware limited partnership ("Spinnaker Fund"), Spinnaker Founders Fund, LP, a Delaware limited partnership ("Spinnaker Founders"), Spinnaker Clipper Fund, LP, a Delaware limited partnership ("Spinnaker Clipper" and, together with Spinnaker Fund and Spinnaker Founders, "Bowman Funds"), Meadowlane Enterprises Ltd., a British Virgin Islands corporation ("Meadowlane"), and Universal Music Group, Inc., a California corporation ("Universal").

                              W I T N E S S E T H:
                               - - - - - - - - - -

      WHEREAS, the parties hereto desire to establish through this Agreement certain rights, obligations and restrictions with respect to the securities of the Company.

      NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and for other good and valuable consideration, and with the intent of being legally bound, the parties hereto agree as follows:


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                                   ARTICLE I

      SECTION 1.1. Definitions. For purposes of this Agreement, capitalized terms used herein shall have the following meanings:

      "AD" shall mean ARTISTdirect, LLC, a predecessor of the Company by merger.

      "ADNM" shall mean ARTISTdirect New Media, LLC, a California limited liability company.

      "Affiliate" of a party shall mean any entity which directly or indirectly Controls, is Controlled by or is under common Control with such party.

      "ARI" shall mean American Recordings, Inc., a New York corporation.

      "Audit Committee" shall mean the Audit Committee of the Board of Directors.

      "Board of Directors" shall mean the Board of Directors of the Company.

      "Business Day" shall mean any day other than Saturday, Sunday and any other day on which banks in New York or California are not open for business.

      "Bylaws" shall mean the Bylaws of the Company, as amended from time to time.

      "Certificate of Incorporation" shall mean the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

      "Chase Designee Threshold" shall mean that Chase and its Affiliates (including CCP UBL and CCP AD) own in the aggregate, directly or indirectly, Common Stock and Preferred Stock (on an as converted basis) in an amount not less than 25% of the Preferred Stock (on an as converted basis) originally issued in accordance with the terms and provisions of the Merger Agreement.

      "Chief Executive Officer" shall mean the Chief Executive Officer of the Company.

      "Code" shall mean the Internal Revenue Code of 1986, as amended (including corresponding provisions of subsequent or successor revenue laws).


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      "Common Stockholder" shall mean each Person who or that executes a counterpart of this Agreement and that is a holder of Common Stock in accordance with the terms of this Agreement.

      "Common Stock" shall mean the Common Stock, $.01 par value per share, of the Company.

      "Company" shall have the meaning set forth in the preamble to this Agreement, including its predecessor by merger, AD.

      "Compensation Committee" shall mean the Compensation Committee of the Board of Directors.

      "Constellation Designee Threshold" shall mean that Constellation and their Affiliates own in the aggregate, directly or indirectly, Common Stock and Preferred Stock (on an as converted basis) in an amount not less than 25% of the Preferred Stock (on an as converted basis) originally issued in accordance with the terms and provisions of the Merger Agreement.

      "Control" shall mean the power to direct the affairs of an entity by reason of ownership of equity securities, by contract, or otherwise.

      "DGCL" shall mean the Delaware General Corporation Law, as in effect from time to time.

      "Director" shall mean any of the members of the Board of Directors.

      "Dissolution" shall mean the happening of any of the events set forth in
Section 6.1.

      "Elson Option" shall mean the option held by William Elson ("Elson") to acquire an equity interest in the Company pursuant to that certain Settlement Agreement and Mutual General Release between Elson, on the one hand, and the Company, MGE, LLC, Geiger and Muller, on the other hand, dated as of October 23, 1997.

      "Employment Agreements" shall mean the employment agreements of Geiger and Muller, as such agreements may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the Employment Agreements.

      "Equity Securities" shall mean all shares, options, warrants, general or limited partnership interests, limited liability company membership interest, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or entity whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission ("SEC") under the Exchange Act).

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.


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      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "Fiscal Year" shall mean the fiscal and taxable year of the Company, which shall be the year ending December 31, unless another period is required by the Code.

      "Founders" shall mean Geiger and Muller.

      "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services with respect to which a Person is liable, contingent or otherwise, as obligor or otherwise (other than obligations to trade creditors incurred in the ordinary course of business which are not more than 30 days past due), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, (vi) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA or for other liabilities under Title IV of ERISA, (vii) any indebtedness of another described in (i) through (vi) above guaranteed in any manner by such Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse) or which is secured by a lien or encumbrance on such Person's assets to the extent of the indebtedness guaranteed or the assets subject to such lien or encumbrance.

      "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or guideline.

      "Majority of Stockholders" shall mean the affirmative vote of those Stockholders holding at least a majority of the aggregate outstanding Percentages held by all Stockholders.

      "Material Adverse Effect" shall mean any material adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of the Company or any of its subsidiaries.

      "Merger Agreement" shall mean that certain Agreement and Plan of Merger between ARTISTdirect, Inc. and ARTISTdirect, LLC dated as of October 6, 1999.

      "Officer" shall mean any person designated as an officer by the Board of Directors.

      "Operating Agreement" shall mean that certain Second Amended and Restated Operating Agreement of ARTISTdirect, LLC made as of May 18, 1999 by and among the various parties that are signatories thereto.


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      "Percentage" shall mean, as to a Stockholder, the percentage represented by (i) the number of shares of Common Stock held by such Stockholder (or issuable upon conversion of such Stockholder's Preferred Stock and the accrued and unpaid dividends thereon), divided by (ii) the total number of shares of Common Stock outstanding (or issuable upon conversion of the outstanding Preferred Stock and such accrued and unpaid dividends); provided, that when calculating the Percentage held by (x) Geiger, the number of shares of Common Stock held by Geiger shall include the number of shares of Common Stock held by the Geiger Trust, and (y) Muller, the number of shares of Common Stock held by Muller shall include the number of shares of Common Stock held by the Muller Trust.

      "Person" shall mean any individual, corporation, limited liability company, partnership, trust or unincorporated organization, or governmental authority or any agency or political subdivision thereof or other entity.

      "Preemptive Threshold" shall have the meaning set forth in Section 2.1(a)(ii).

      "Preferred Stock" shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

      "Preferred Stockholders" shall mean the Series A Preferred Stockholders, the Series B Preferred Stockholders and the Series C Preferred Stockholders.

      "Public Market Sale" shall mean any sale of Common Stock after a QIPO which is made pursuant to Rule 144 promulgated by the SEC under the Securities Act or which is made pursuant to a registration statement filed with and declared effective by the SEC.

      "QIPO" means a public offering of common stock of the Company at a price at least twice the then-current Conversion Price of Series B Preferred Stock (as defined in the Certificate of Incorporation) per share with net proceeds to the Company of no less than $25 million and firmly underwritten by any of the underwriters listed on Exhibit B attached hereto, or any other underwriter of equal quality and national reputation.

      "Rubin Entity" shall mean any corporation or other entity wholly owned and Controlled, directly or indirectly, by Rick Rubin.

      "Second Securities Purchase Agreement" means that certain Securities Purchase Agreement entered into as of May 18, 1999 by and among the Company and the other parties who are signatories thereto, as it may be amended from time to time.

      "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

      "Selling Stockholder" shall mean a Stockholder desiring to sell Common Stock or Preferred Stock.


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      "Series A Preferred Stockholder" shall mean each Person who holds Series A
Preferred Stock.

      "Series A Preferred Stock" means a share of the 10% Series A Convertible Preferred Stock of the Company.

      "Series B Preferred Stockholder" shall mean each Person who holds Series B Preferred Stock.

      "Series B Preferred Stock" means a share of the 10% Series B Convertible Preferred Stock of the Company.

      "Series C Preferred Stockholder" shall mean each Person who holds Series C Preferred Stock.

      "Series C Preferred Stock" means a share of the Series C Convertible Preferred Stock of the Company.

      "Series C Preferred Stock Purchase Agreement" shall mean that certain Series C Preferred Stock Purchase Agreement dated as of the date hereof, among the Company, Meadowlane and Universal.

      "Stockholder" shall mean any Common Stockholder or Preferred Stockholder.

      "Subsidiaries" shall mean any Person more than 50% of the voting interest of which is owned, directly or indirectly, by the Company or any Subsidiary of the Company.

      "Transfer" shall mean, when used as a noun, any sale, hypothecation, pledge, assignment, attachment, disposal, loan, gift, levy or other transfer, and, when used as a verb, to sell, hypothecate, pledge, assign, attach, dispose, loan, gift, levy or otherwise transfer; provided, that a "Transfer" shall not include any conversion (in and of itself) of Preferred Stock to Common Stock.

      "UBL" shall mean the Ultimate Band List, LLC, a California limited liability company and a Subsidiary of the Company.

      "Voting Agreement" shall mean that certain Voting Agreement and Power of Attorney, by and among Geiger, Muller, the Company, ADNM, UBL and Constellation dated July 28, 1998.

      "Meadowlane Designee Threshold" shall mean that Meadowlane and its Affiliates own in the aggregate, directly or indirectly, Common Stock and Preferred Stock (on an as converted basis) in an amount not less than 25% of the Series C Preferred Stock originally issued to Meadowlane and its Affiliates in accordance with the terms and provisions of the Series C Stock Purchase Agreement.


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      "Yokomoto Deferred Compensation Obligation" shall mean that certain deferred compensation owed by the Company to Yokomoto pursuant to that certain Deferred Compensation Agreement dated as of April 1, 1998 by and between the Company and Yokomoto.

      "Universal Designee Threshold" shall mean that Universal and its Affiliates own in the aggregate, directly or indirectly, Common Stock and Preferred Stock (on an as converted basis) in an amount not less than 25% of the Series C Preferred Stock originally issued to Universal and its Affiliates in accordance with the terms and provisions of the Series C Stock Purchase Agreement.

                                   ARTICLE II

                         Common Stockholders; Financing

      SECTION 2.1. Issuance of Additional Common Stock or Preferred Stock.

            (a) (i) Each of Geiger, Muller, Rubin, Constellation, Psilos, Chase, Bowman Funds, Meadowlane, Universal and, to the extent provided herein, Di Dia, Gradstein, Van Dalsem, Yokomoto, L&G and Rennie, shall have a preemptive right to purchase, all (or any part) of their pro rata share of additional Common Stock and/or Preferred Stock that the Company may, from time to time, propose to sell and issue to any Person or Persons (each, a "Proposed Issuance"), unless such Proposed Issuance falls within the exclusions described in (ii) below. For purposes of this Section 2.1(a), such parties' pro rata share shall equal their respective Percentages immediately preceding the Proposed Issuance in question. In the event the Company proposes to undertake a Proposed Issuance of additional Common Stock and/or Preferred Stock, then, with respect to each such Proposed Issuance, the Company shall give each of Geiger, Muller, Rubin, Constellation, Psilos, Chase, Bowman Funds, Meadowlane and Universal written notice of its intention, describing the price and the material terms and conditions upon which the Company proposes to make such Proposed Issuance. Such parties shall have fifteen (15) Business Days from the date such notice is given to agree, by giving written notice to the Company and stating therein the number of shares of Common Stock and/or Preferred Stock to be issued, to purchase all or any portion of their respective pro rata share of such additional Common Stock and/or Preferred Stock for the price and upon the terms and conditions applicable to the Proposed Issuance; except that the purchase price payable by an electing Stockholder shall be payable in cash, based on the fair market value of any non-cash consideration for the Proposed Issuance. If any such party fails to deliver such notice within such fifteen (15) Business Day period, it shall be deemed not to have exercised its preemptive right under this Section 2.1(a). Notwithstanding the foregoing, the Company shall notify any parties not exercising their respective preemptive rights with respect to all of their respective pro rata shares hereunder ("Nonexercising Parties") if the price and/or the terms and/or conditions applicable to the Proposed Issuance are modified so as to become materially more favorable to such Nonexercising


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Parties than those specified in the initial notice and such Nonexercising
Parties shall then have a new opportunity to participate and shall have ten (10) Business Days from the date the notice describing the new price and/or terms and/or conditions is given to agree to purchase all or any portion of their respective pro rata share of such additional Common Stock and/or Preferred Stock for the price and upon the terms and/or conditions applicable to the Proposed Issuance ultimately consummated by giving written notice to the Company and stating therein the number of additional shares of Common Stock and/or Preferred Stock to be purchased. If any such Nonexercising Party fails to deliver such notice within such ten (10) Business Day period, it shall be deemed not to have exercised its preemptive right under this Section 2.1(a). In addition, the Company shall notify any parties previously agreeing to exercise their respective preemptive rights with respect to any of their respective pro rata shares hereunder (the "Exercising Parties") if the price and/or the terms and/or conditions applicable to the Proposed Issuance are modified so as to become materially less favorable or if there is any change in price, to such parties than those specified in the initial or subsequent notice to such Exercising Parties, as applicable, and such Exercising Parties shall have the right to elect not to purchase any Common Stock or Preferred Stock by giving written notice to the Company of such election within ten (10) Business Days of its receipt of the notice describing such new price and/or terms and/or conditions. If any such Exercising Party fails to deliver such notice within such ten (10) Business Day Period, it shall remain obligated to participate in such Proposed Issuance. Any party that determines to participate in any transaction in accordance with this Section 2.1(a) shall have sixty (60) days (commencing on the expiration of the related notice period) to consummate the purchase from the Company of their share of such Common Stock or Preferred Stock. Notwithstanding anything to the contrary in this subparagraph (i), if the Proposed Issuance is to be made to any party or its respective Affiliates, then such party shall not have any preemptive rights and shall not be entitled to receive any notices from the Company with respect to such Proposed Issuance. If, and only if, Rubin exercises his preemptive rights hereunder, Di Dia, Gradstein and Van Dalsem shall have a preemptive right to purchase all or any part of the product of (x) his respective pro rata share of the Proposed Issuance and (y) the percentage (expressed as a decimal) of Rubin's pro rata share with respect to which Rubin exercised his preemptive rights, and the Company shall notify Di Dia, Gradstein and Van Dalsem of the Proposed Issuance, describing the price and general terms upon which the Company proposes to make such Proposed Issuance and the percentage (expressed as a decimal) of Rubin's pro rata share with respect to which Rubin exercised his preemptive right. If, and only if, Geiger and/or Muller exercise their respective preemptive rights hereunder, Yokomoto, L&G and Rennie shall have a preemptive right to purchase all or any part of the product of (x) his or its respective pro rata share of the Proposed Issuance and (y) the percentage (expressed as a decimal) of Geiger and Muller's combined pro rata share with respect to which Geiger and/or Muller exercise their preemptive rights, and the Company shall notify Yokomoto, L&G and Rennie of the Proposed Issuance, describing the price and general terms upon which the Company proposes to make such Proposed Issuance and the percentage (expressed as a decimal) of Geiger and Muller's combined pro rata share with respect to which Geiger and/or Muller exercised their preemptive rights. Any exercises by Di Dia, Gradstein, Van Dalsem, Yokomoto, L&G and/or Rennie shall be in accordance with the provisions of this Section 2.1(a), and all of the time periods, notice requirements and other matters set forth herein shall apply as though such parties were expressly named herein.


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            (ii) Notwithstanding subparagraph (i) of this paragraph (a), the provisions of paragraph (a) shall not be applicable (x) to any issuance of (A) Common Stock of the Company in a QIPO, (B) Common Stock upon the exercise of any options or warrants which are outstanding as of the date hereof, (C) Common Stock issued upon the exercise of options granted pursuant to the Company's stock option plans or pursuant to employee benefits plans that are approved and adopted by the Board of Directors (provided that the exercise price of such options is equal to or greater than the fair market value of the Common Stock when such options were granted, as determined by the Board of Directors), (D) Common Stock to be issued upon the exercise of options and warrants to be granted to lenders and/or vendors of the Company with the approval of the Board of Directors (provided, that the exercise price of such options and warrants is equal to or greater than the fair market value of the Common Stock at the time such options and warrants were issued, as determined by the Board of Directors),
(E) securities issued in connection with one or more acquisitions of securities or assets of any Person, or (F) Common Stock issued on the conversion of a Stockholder's Preferred Stock and accrued and unpaid dividends thereon, and (y) at any time after the earlier of a QIPO or, with respect to each Stockholder, individually, such time that any such party and their Affiliates own in the aggregate directly or indirectly (including through the ownership of Preferred Stock) Common Stock in an amount less than the "Preemptive Threshold," which shall mean 2% of the Common Stock of the Company, calculated on a fully diluted basis; provided, however, that when calculating whether any such party has fallen below the Preemptive Threshold, no effect shall be given to securities issued in connection with (1) grants to lenders and vendors specified in Section 2.1(a)(ii)(x)(D) above or (2) acquisitions as specified in Section 2.1(a)(ii)(x)(E).

            (b) (i) To the extent additional shares of Common Stock are issued to any third party as a result of a breach of the representation by ARI contained in Section 6(a)(ii) of that certain Contribution Agreement dated as of August 5, 1997, by and between ARI and the UBL (the "Contribution Agreement"),
(A) a number of shares equal to twenty percent (20%) of such additional shares shall be contributed to the Company by Rubin, and (B) a number of shares equal to eighty percent (80%) of such additional shares shall be contributed by the Stockholders (other than Constellation, Psilos, Dream Media, Kawabe, Chase, Bowman Funds, Meadowlane and Universal) on a pro rata basis in proportion to their respective Percentages as of the date of such issuance. Notwithstanding the foregoing, the Founders and Rubin may agree to apportion amongst themselves any contribution of shares which would otherwise be made solely by Rubin.

                  (ii) To the extent additional shares of Common Stock are issued to any third party as a result of a breach of the representation by ADNM contained in Section 6(b)(ii) of the Contribution Agreement, (A) a number of shares equal to twenty percent (20%) of such additional shares shall be contributed to the Company by the Stockholders (other than Rubin, Constellation, Psilos, Dream Media, Kawabe, Chase, Bowman Funds, Meadowlane and Universal), on a pro rata basis in proportion to their respective Percentages as of the date of such dilutive event and (B) a number of shares equal to eighty percent (80%) of such additional shares shall be contributed to the Company by the Stockholders (other than Constellation, Psilos, Dream Media, Kawabe, Chase, Bowman Funds, Meadowlane and Universal) on a pro rata basis in proportion to their respective Percentages as of the date of such issuance. Notwithstanding the


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foregoing, the Founders and Rubin may agree to apportion amongst themselves any contribution of shares which would otherwise be made solely by Rubin.

            (c) Notwithstanding Section 2.1(a), the Stockholders hereby authorize the Board of Directors to issue additional Common Stock in connection with the following transactions: any issuance of (A) Common Stock in a QIPO, (B) Common Stock upon the exercise of options or warrants which are outstanding as of the date of this Agreement, (C) Common Stock issued upon the exercise of options granted pursuant to any stock option plan or employee benefits plan that is approved and adopted by the Board of Directors (provided, that the exercise price of such options and warrants is equal to or greater than the fair market value of Common Stock at the time such options and warrants were issued, as determined by the Board of Directors), (D) Common Stock to be issued upon the exercise of options and warrants to be granted to lenders and/or vendors of the Company with the approval of the Board of Directors (provided, that the exercise price of such options and warrants is equal to or greater than the fair market value of Common Stock at the time such options and warrants were issued, as determined by the Board of Directors), (E) securities issued in connection with one or more acquisitions of securities or assets of any Person, and (F) Common Stock issued on the conversion of Preferred Stock and accrued and unpaid dividends thereon.

      SECTION 2.2. Drag-along Obligation.

            (a) If the Founders find an acquiror for all or any portion of their Common Stock (whether such sale is by way of purchase of assets or Common Stock, merger, recapitalization or other form of transaction), and in connection with such transaction, Blum determines not to exercise the Blum Redemption Right (as described in Section 2.5 below and if such right is applicable to such transaction), then at the request of the Founders, whether or not the Blum Redemption Right is then exercisable, Blum shall sell or otherwise transfer the same percentage of his Common Stock to such acquiror on the same terms and conditions that apply to the sale or other transfer by the Founders of their Common Stock. At any time during which the Blum Redemption Right shall remain exercisable: (A) Blum shall not be obligated to sell or otherwise transfer his Common Stock pursuant to this Section 2.2 to any acquiror that is an Affiliate of the Founders unless the acquiror, the Founders or another Affiliate of the Founders provides to Blum a substantially equivalent right extending for no less time than the time during which the Blum Redemption Right would otherwise then remain exercisable and (B) Blum shall not be obligated to sell or otherwise transfer his Common Stock pursuant to this Section 2.2 to any acquiror that is not an Affiliate of the Founders unless the consideration provided to Blum is in the form of cash and/or marketable securities. Blum further agrees to timely take such other actions as the Founders may reasonably request in connection with the approval of the consummation of such sale or other transfer, including, voting all of his Common Stock in favor of such sale, waiving any dissenters' rights, and executing such agreements, powers of attorney, voting proxies or other documents and instruments as may be necessary or desirable to consummate such sale or other transfer and, in the event such sale or other transfer is structured as a recapitalization,


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agreeing to transfer and retain those percentages of his Common Stock as are requested by the Founders.

      (a) If the Founders find an acquiror for all or any portion of their Common Stock (whether such sale is by way of purchase of assets or Common Stock, merger, recapitalization, or other form of transaction), and in connection with such transaction, Rubin agrees to sell or otherwise transfer shares of his Common Stock to such acquiror on the same terms and conditions that apply to the sale or other transfer by the Founders of their Common Stock, then, at the request of Founders, each of Di Dia, Gradstein and Van Dalsem shall sell or otherwise transfer the same percentage of his or its Common Stock as is transferred by the Founders, to such acquiror on the same terms and conditions that apply to the sale or other transfer by the Founders of their Common Stock. Notwithstanding the foregoing, in the event that Rubin does not agree to sell or otherwise transfer any of his Common Stock to the acquiror, each of Di Dia, Gradstein and/or Van Dalsem may nonetheless agree, in his or its sole discretion, to transfer at the request of the Founders, the same percentage of his or its Common Stock to such acquiror on the same terms and conditions that apply to the sale or other transfer by the Founders of their Common Stock. If Di Dia, Gradstein and/or Van Dalsem (i) is required to sell or otherwise transfer Common Stock pursuant to the first sentence of this Section 2.2(b), or (ii) otherwise agrees to sell or otherwise transfer Common Stock pursuant to the second sentence hereof, each selling or transferring party further agrees to timely take such other actions as the Founders may reasonably request in connection with the approval of the consummation of such sale or other transfer, including voting all of his or its Common Stock in favor of such a sale, waiving any dissenters' rights, and executing such agreements, powers of attorney, voting proxies and other documents and instruments as may be necessary or desirable to consummate such sale or other transfer and, in the event such sale or other transfer is structured as a recapitalization, agreeing to transfer and retain those percentages of his or its Common Stock as are requested by the Founders.

      SECTION 2.3. Tag-Along Rights.

            (a) If at any time prior to a QIPO (or thereafter with respect to any Transfer not involving a Public Market Sale), Geiger or Muller or any direct or indirect successor, assignee, heir, devisee, donee, legatee or transferee of either of them (each a "Transferor"), proposes alone or with others to Transfer (directly or indirectly) any Equity Securities (each, a "Subject Interest") in the Company which comprises five percent (5%) or more of all then outstanding securities of the class of Equity Securities which includes the Subject Interest (the "Subject Interest Class") in a single transaction or series of transactions and the Securities include (at such time or upon exercise, conversion or exchange) any Equity Securities of the Subject Interest Class, the would-be Transferor shall provide holders of the Equity Securities of the Subject Interest Class (which for all purposes of this subparagraph (a) shall also include Rubin, Di Dia, Gradstein and Van Dalsem) and each holder of Preferred Stock which is convertible into the Subject Interest Class with not less than thirty (30) days' prior written notice of such proposed sale, which notice shall include all of the material terms and conditions of such proposed sale and which shall identify such purchaser (the "Sale Notice"), and each such holder shall have the option, exercisable by written notice to the Transferor within twenty (20) days after the receipt of the Sale Notice, to participate in such transaction pro rata with the Transferor at the same time as, and upon the same terms and conditions as (including all direct or indirect consideration) the Transferor Transfers his or her Equity Securities in Company. Each such holder may sell all or any portion of the Securities held by such holder (or issuable to such holder upon exercise, conversion or exchange of any Security) which are of the class of Equity Securities which includes the Subject Interest Class (the "Holder's Securities") equal to the product obtained by multiplying (i) the Subject Interest by (ii) a fraction, the numerator of which is the Holder's Securities and the denominator of which is the total number of Equity Securities of the Subject Interest Class then owned by the Transferor, such holder, any other holders of Equity Securities of the Company entitled to rights of participation pursuant to this Section 2.3(a), any holders of Equity Securities issued pursuant to those warrants outstanding as of the date hereof and any other holders of Equity Securities entitled to rights of participation pursuant to a written agreement with Geiger and/or Muller. To the extent that one or more of such holders exercises such rights of participation, the number of Equity Securities that the Transferor may Transfer in the transaction shall be correspondingly reduced. Where the Equity Securities being transferred are Common Stock, such calculation shall be based on an assumed conversion of a Preferred Stockholder's Preferred Stock into Common Stock to the extent such Preferred Stockholder elects to exercise its rights hereunder.

            (b) If any holder fails to exercise its option (each, a "Non-Participant") to participate in such transaction as set forth in Section 2.3(a) above, the would-be Transferor shall provide notice of such failure to the holders of the Securities that did exercise their option to participate (the "Participants"). The Participants shall have ten (10) days from the date such notice was given to agree to sell their Pro Rata Share of the unsold portion which all Non-Participants in the aggregate were entitled to sell pursuant to the provisions of Section 2.3(a) but elected not to sell. For the purposes of this Section 2.3(b), the term "Pro Rata Share" shall equal the product obtained by multiplying (i) the unsold portion by (ii) a fraction, the numerator of which is Holder's Common Stock and Preferred Stock and the denominator of which is the total number of shares of Common Stock and (on an as converted basis) Preferred Stock held by all Participants (or issuable to such Participants upon exercise, conversion or exchange of any Security) which are of the class of Equity Securities which includes the Subject Interest Class.

            (c) The provisions of this Section 2.3 shall not apply to any Transfer to: (i) Geiger; (ii) Muller; (iii) a spouse, descendant or parent of Geiger or Muller; (iv) a descendant of any Person listed in clauses (i), (ii) or
(iii) above; (v) a trust for the sole benefit of any one or more of the Persons listed in clauses (i), (ii), (iii) or (iv) above; (vi) ADNM; or (vii) any controlled Affiliate of any Person listed in clauses (i), (ii), (iii), (iv), (v) or (vi) above.

      SECTION 2.4. Right of First Offer.

      A Preferred Stockholder desiring to make a Transfer (a "Selling Stockholder") pursuant to Section 5.5(c) of this Agreement, shall be required to give advance notice thereof (a "Transfer Notice") to the Company, including in such Transfer Notice the number of shares of stock, the price and the other terms and conditions upon which it is willing to sell such stock. The Company shall have ten (10) Business Days from the date the Transfer Notice is given (the "First Offer Exercise Period") to elect by notice to the Selling Stockholder whether or not to purchase the entire quantity of stock so offered for the price and on the terms and conditions so specified; provided, however, that if there is more than one Selling Stockholder, the Company shall elect whether or not to purchase the entire quantity of securities of all Selling Stockholders. In the event that the Company elects to purchase such stock on the terms set forth in the Transfer Notices, the Company shall pay the price so specified on the terms so specified within ninety (90) days of the date of the Transfer Notice(s), and the Selling Stockholder(s) shall Transfer all such stock to the Company. If within the First Offer Exercise Period, Company does not give notice electing to purchase all of such stock, the Selling Stockholder(s) may Transfer all such stock to any third party (an "Outside Transferee") at any time after the expiration of the First Offer Exercise Period, provided the purchase price for such stock is no less than the purchase price offered to the Company, and the other terms offered to the Outside Transferee are no more favorable to the Selling Stockholder than those set forth in the Transfer Notice. Notwithstanding the proceeding sentence, if the Selling Stockholder(s) do not Transfer such stock as provided in the preceding sentence within one hundred twenty (120) days after the expiration of the First Offer Exercise Period, any Transfer by the Selling Stockholder(s) of its stock shall again be subject to the terms of this Section 2.4. Any subsequent Transfer of stock previously Transferred in accordance with the provisions of this Section
2.4 shall not be subject to this Section 2.4. The Company may assign its rights under this Section 2.4 to any transferee designated by its Board of Directors; provided that if any such transferee is an existing Stockholder (or its Affiliate), the Company shall offer each other existing Stockholder who is a party to this Agreement (or who was transferred Preferred Stock or Common Stock in accordance with the provisions of Article V) a pro-rata portion of such rights based on the total number of Equity Securities of the Company held by all Stockholders.

SECTION 2.5.      Redemption of Stock at the Option of Blum.

            (a) Triggering Events. Upon a "Triggering Event" (as defined below), Blum shall have the right (the "Blum Redemption Right") to cause the Company, upon written notice by Blum as described below, to redeem all (but not less than all) of the "Subject Shares" (as defined below) then held by Blum, for an aggregate purchase price (the "Blum Redemption Price") equal to the product of Two Million Eight Hundred Thousand Dollars ($2.8 million) and a fraction, the numerator of which is the number of Subject Shares then held by Blum, and the denominator of which is the total number of Subject Shares. For purposes of the preceding sentence, "Subject Shares" shall mean the aggregate number of shares of Common Stock of the Company originally issued to Blum pursuant to the terms of the Operating Agreement, as the foregoing may be adjusted from time to time. In the event that Blum sells or otherwise transfers less than all of the Subject Shares pursuant to Section 2.2 of this Agreement, the Blum Redemption Price shall be increased or decreased, as applicable, by an amount equal to: (1) the Blum Redemption Price that would be payable to Blum upon exercise of the Blum Redemption Right if the Subject Shares sold by Blum pursuant to Section 2.2 of this Agreement were the only Subject Shares then held by Blum minus (2) the Fair Market Value of the consideration received by Blum in respect of the Subject Shares so sold or otherwise transferred pursuant to
Section 2.2 of this Agreement. For example, if, pursuant to Section 2.2 of this Agreement, Blum sells or otherwise transfers fifty percent (50%) of the Subject Shares to a third party in a bona fide transaction for consideration having a Fair Market Value equal to $1,000,000, the Blum Redemption Price with respect to the remaining Subject Shares would be increased by $400,000 (i.e., from $1,400,000 to $1,800,000). Alternatively, if the Fair Market Value of such consideration instead were $2,000,000, the Blum Redemption Price with respect to the remaining Subject Shares would be decreased by $600,000 (i.e., from $1,400,000 to $800,000). For purposes of this Section 2.5, "Triggering Event" shall mean the earlier to occur of any of the following: (x) February 17, 2002 (the "Termination Date"); (y) a merger or sale of all or substantially all of the assets or equity of the Company at any time on or before the Termination Date with or to a third party unaffiliated with the Company; or (z) consummation by the Company of an initial public offering of shares of equity securities at any time on or before the Termination Date; provided, that with respect to a Triggering Event specified in clause (x), if within thirty (30) calendar days of the Termination Date, Blum has not notified the Company in writing that he elects to exercise the Blum Redemption Right, then such right shall immediately expire and be of no further force or effect (and regardless of whether other "Triggering Events" may subsequently occur). In the event of a Triggering Event specified in clauses (y) or (z) above, the Company will provide Blum with prior written notice of the potentiality of such event (including written materials that describe the basic terms of the relevant transaction and including, in the case of an initial public offering, the estimated public offering price range), and Blum shall provide the Company with notice in writing within fifteen (15) calendar days of the receipt of the Company's notice as to whether or not Blum wishes to exercise the Blum Redemption Right in connection with the consummation of the relevant transaction. In all such events, to the extent that Blum provides written notice that he does not wish to exercise the Blum Redemption Right, or fails to provide such notice within the relevant period of time, as applicable, the Blum Redemption Right shall immediately expire and be of no further force or effect (and regardless of whether other "Triggering Events" may subsequently occur). In the event that the Triggering Event specified in clause
(x) above has occurred and Blum has properly elected to exercise the Blum Redemption Right as specified in this subparagraph (a), the Blum Redemption Price may at the election of the Company be paid in six (6) substantially equal monthly installments, with eight percent (8%) simple interest, commencing on the first day of the month following the date that the Company has received its notice from Blum; provided, that the Company may elect to prepay the Blum Redemption Price in full at any time without penalty.

            (b) Rights of Blum Pending Payment. Until such time as the Blum Redemption Price plus accrued interest in respect thereof is paid in full, Blum shall retain all rights in respect of his Common Stock as if no such redemption had occurred. Upon payment in full of the Blum Redemption Price and any accrued interest thereon, the Common Stock previously held by Blum shall be canceled.

            (c) Special Right in Liquidation. Notwithstanding anything contained in the Company's Certificate of Incorporation to the contrary, in the event of a Liquidation (as defined in Section 2 of the Certificate of Incorporation), and notwithstanding the order of priority contained in Section 2(a) of the Certificate of Incorporation, if the Blum Redemption Right shall not have expired and Blum elects to exercise such Blum Redemption Right in connection with such Liquidation, an amount equal to the Blum Redemption Price as calculated pursuant to Section 2.5(a) above (and regardless of whether such Liquidation constitutes a Triggering Event under such Section), shall be payable to Blum, on or before any amounts are distributed among the holders of the Company's Common Stock and Preferred Stock pursuant to
Section 2(a)(iii) contained therein, but after the amounts payable to the holders of the Series A Preferred Stock, the holders of the Series B Preferred Stock and the holders of the Series C Preferred Stock have been paid to such holders pursuant to Section 2(a)(i) and 2(a)(ii), respectively, contained in such Certificate of Incorporation.

      SECTION 2.6. Mandatory Redemption of Founders' Common Stock.

      In the event that Elson exercises his option to acquire Common Stock of the Company pursuant to the Elson Option, the Corporation shall automatically redeem an amount of shares of Common Stock from each of the Founders equal to 50% of the number of shares of Common Stock issued to Elson. The amount payable by the Company to each of Geiger and Muller in connection with such redemption shall be equal to 50% of the number of shares of Common Stock redeemed multiplied by the issue price per unit paid by Elson. The amount payable hereunder shall be paid in cash or immediately available funds within thirty
(30) days after the exercise (and payment of the exercise price) of the Elson Option.

                                  ARTICLE III

                               Board of Directors

      SECTION 3.1. Composition. During the term of this Agreement as set forth in Section 6.1 hereof (the "Term"), the Stockholders and, to the extent permitted by law, the Company, shall take such corporate actions as may be reasonably required to ensure that (i) the number of Directors constituting the Board of Directors shall at all times be nine (9) and (ii) such Directors shall be nominated in accordance with Section 3.2 hereof.

      SECTION 3.2. Nomination. During the Term, the Stockholders shall vote all of the shares of the Company's voting securities now or hereafter owned by them, whether beneficially or otherwise, and take all appropriate corporate action to elect the following nominees as Directors of the Company:

            (a) By Constellation. One Director shall be designated by Constellation by the joint written instructions of Constellation Domestic and Constellation Offshore, subject to the reasonable approval of a Majority of Stockholders, and may be removed only by the joint written instructions of Constellation Domestic and Constellation Offshore; provided, however, that

Constellation shall no longer have the right to designate and remove its Director from and after such time as Constellation shall no longer meet the Constellation Designee Threshold.

            (b) By Chase. One Director shall be designated by Chase by the written instructions of Chase, subject to the reasonable approval of a Majority of Stockholders, and may be removed only by the written instructions of Chase; provided, however, that Chase shall no longer have the right to designate and remove its Director from and after such time as Chase shall no longer meet the Chase Designee Threshold.

            (c) By Meadowlane. Promptly following expiration or early termination of the applicable waiting period, if any, under the HSR Act with respect to the transactions contemplated by the Series C Stock Purchase Agreement, one Director shall be designated by Meadowlane by the written instructions of Meadowlane, subject to the reasonable approval of a Majority of Stockholders, and may be removed only by the written instructions of Meadowlane; provided, however, that Meadowlane shall no longer have the right to designate and remove its Director from and after such time as Meadowlane shall no longer meet the Meadowlane Designee Threshold.

            (d) By Universal. One Director shall be designated by Universal by the written instructions of Universal, subject to the reasonable approval of a Majority of Stockholders, and may be removed only by the written instructions of Universal; provided, however, that Universal shall no longer have the right to designate and remove its Director from and after such time as Universal shall no longer meet the Universal Designee Threshold.

            (e) By Geiger and Muller. Five Directors shall be designated and may be removed by Geiger and Muller (acting collectively and not individually), and subject to the approval of a Majority of the Stockholders, which approval shall not be unreasonably withheld. Upon the termination of each of Constellation's and/or Chase's and/or Meadowlane's and/or Universal's rights to designate a Director pursuant to Section 3.2(a), (b) and (c) above, respectively, the seventh and/or eighth and/or ninth Directors also shall be designated and may be removed by Geiger and Muller (acting collectively and not individually) pursuant to this Section 3.2(d). Notwithstanding the foregoing, at all times at least one of the Directors designated by Geiger and Muller shall be an independent individual (the "Independent Director") with relevant industry experience.

      SECTION 3.3. Removal/Replacement. Each nomination or any proposal to remove any Director from the Board of Directors shall be made by delivering to the Company a notice signed by the party or parties entitled to such nomination or proposal. As promptly as practicable, but in any event within ten (10) days after delivery of such notice, the Company shall take or cause to be taken such corporate actions as may be reasonably required to cause the election or removal proposed in such notice. Such corporate actions may include calling a meeting or soliciting a written consent of the Board of Directors, or calling a meeting or soliciting a written consent of the Stockholders. Upon the resignation of a Director, or upon a Director's death or incapacity,

Constellation (in the case of the Constellation appointed Director), Chase (in the case of the Chase appointed Director), Meadowlane (in the case of the Meadowlane appointed Director), Universal (in the case of the Universal appointed director) or Geiger and Muller (acting collectively and not individually) (in the case of a Director appointed by Geiger and Muller) shall designate a replacement Director, subject in each case to the approval of a Majority of the Stockholders, which approval shall not be unreasonably withheld.

      SECTION 3.4. Committees.

            (a) Audit Committee. The Audit Committee shall consist of at least two but not more than three members of the Board of Directors. One member of the Audit Committee shall be the Chase Director (provided that Chase's right to designate a Director pursuant to Section 3.2(b) above has not terminated) and one member shall be the Independent Director. In addition, so long as Constellation's right to designate a Director pursuant to Section 3.2(a) above has not terminated, Constellation shall have the right to have its Director appointed as the third member of the Audit Committee.

            (b) Compensation Committee. The Compensation Committee shall consist of three members of the Board of Directors. One member of the Compensation Committee shall be the Constellation Director (provided that Constellation's right to designate a Director pursuant to Section 3.2(a) above has not terminated), one member shall be the Chase Director (provided that Chase's right to designate a Director pursuant to Section 3.2(b) above has not terminated), and the third member shall be the Independent Director.

            (c) Additional Committees. Each of Constellation and Chase shall be entitled to designate a member of any additional committee of the Board of Directors. The right of Constellation and Chase to appoint a member to any additional committees of the Board of Directors shall cease upon the termination of their respective rights to designate a Director pursuant to Section 3.2(a) and Section 3.2(b) above.

      SECTION 3.5. Voting. Each Stockholder shall vote all shares of the Company's voting securities now or hereafter owned by them, whether beneficially or otherwise, for the election to the Board of Directors of all individuals nominated in accordance with Section 3.2, 3.3 and 3.4 and for the removal from the Board of all Directors proposed to be removed in accordance with Section
3.3. No Stockholders will take any actions, including voting its shares or giving a proxy over the shares, in a manner which is inconsistent with the provisions of this Article III.

      SECTION 3.6. Board Observer Rights. Upon the termination of Constellation's right to designate a Director pursuant to Section 3.2(a) above, or the election of Constellation not to designate a Director pursuant to Section 3.2(a) above, Constellation Domestic, Constellation Offshore, or any single transferee of either of them, by the joint written instruction of Constellation Domestic and Constellation Offshore, shall be entitled to designate one non-voting observer (the "Constellation Observer") to be admitted to each meeting of the Board of Directors of the Company, including telephonic meetings, such designation subject to the reasonable approval of the Board of Directors. Upon the termination of Chase's right to designate a Director pursuant to Section 3.2(b) above, or the election of Chase not to designate a Director pursuant to Section 3.2(b) above, Chase or any single transferee thereof, by written instruction of Chase, shall be entitled to designate one non-voting observer (the "Chase Observer") to be admitted to each meeting of the Board of Directors of the Company, including telephonic meetings, such designation subject to the reasonable approval of the Board of Directors. Upon the termination of Meadowlane's right to designate a Director pursuant to Section 3.2(c) above, or the election of Meadowlane not to designate a Director pursuant to Section 3.2(c) above, Meadowlane or any single transferee thereof, by written instruction of Meadowlane, shall be entitled to designate one non-voting observer (the "Meadowlane Observer") to be admitted to each meeting of the Board of Directors of the Company, including telephonic meetings, such designation subject to the reasonable approval of the Board of Directors. Upon the termination of Universal's right to designate a Director pursuant to Section 3.2(d) above, or the election of Universal not to designate a Director pursuant to Section 3.2(d) above, Universal or any single transferee thereof, by written instruction of Universal, shall be entitled to designate one non-voting observer (the "Universal Observer") to be admitted to each meeting of the Board of Directors of the Company, including telephonic meetings, such designation subject to the reasonable approval of the Board of Directors. Bowman Funds and Psilos, and Rubin at any time when he is not then a Director, shall each also, by written instruction, be entitled to designate one non-voting observer (the "Bowman Observer," the "Psilos Observer," and the "Rubin Observer," respectively, and collectively with the Constellation Observer, the Chase Observer, the Meadowlane Observer and the Universal Observer, the "Observers") to be admitted to such meetings, such designation also subject to the reasonable approval of the Board of Directors. The Company shall give the Observers written notice of each meeting of the Board of Directors at the same time and in the same manner as it is required to notify Directors. In addition, the Company shall deliver to the Observers all written materials and other information (including, without limitation, copies of the minutes of all meetings and written consents in lieu of meetings, along with all attachments thereto and written notice of the effectiveness of any such written consent) provided or available to the Directors in connection with meetings or written consents at such time and in the same manner that such materials and information are provided to the Directors. The Observers shall have all of the rights of a Director (including the right to attend any meeting), except for the right to vote on any matters or attend meetings of Committees of the Board of Directors.

      SECTION 3.7. Expenses. The Company shall reimburse Directors for reasonable expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof.

      SECTION 3.8. Related Party Transactions. The Company shall not enter into any agreement with any Stockholder, manager, officer or director of the Company, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, without the consent of at least a majority of the directors of the Board of Directors having no interest in such agreement or arrangement.

                                   ARTICLE IV

                     Covenants and Agreements of the Company

      SECTION 4.1. Errors and Omissions Policy.

      The Company shall secure and maintain at all times an errors and omissions insurance policy (covering, among others, the officers and directors of the Company) with a stated policy limit of no less than $1,000,000 (which will be increased to $5,000,000 upon consummation of a QIPO). Rubin, Constellation, Psilos, Chase, Meadowlane and Universal shall be additional named insureds on such policy so long as such coverage of Rubin, Constellation, Psilos, Chase, Meadowlane and Universal is reasonably available at a reasonable cost.

      SECTION 4.2. Life Insurance.

      The Company has secured and shall maintain at all times life insurance policies for Geiger and Muller in the principal amount of $2,000,000 each. The Company will be the beneficiary of the policies. The applicable policy will be terminated if Geiger or Muller is no longer a direct or indirect Common Stockholder of the Company.

      SECTION 4.3. Books and Records.

      The Company will keep accurate books and records relating to transactions with respect to the assets of the Company based on book values using federal income tax accounting principles. The Company will also keep the following books and records at the Company's principal office: (a) a current list of the full name and last known business, residence or mailing address of each Stockholder,
(b) a copy of the Company's Certificate of Incorporation and Bylaws and of this Agreement, (as well as any signed powers of attorney pursuant to which any such document was executed); (c) a copy of the Company's federal, state and local income tax returns and reports, and annual financial statements of the Company, for all Fiscal Years as to which the applicable statute of limitations have not run; and (d) minutes, or minutes of action (or written consent without a meeting), of every meeting of the Stockholders or the Board of Directors.

      SECTION 4.4. Information.

            (a) Each Stockholder (other than Di Dia, Gradstein and Van Dalsem) has the right to the fullest extent granted under the DGCL to obtain from the
Company: (i) a current list of the full name and last known business, residence or mailing address of each Stockholder; (ii) a copy of the Certificate of Incorporation, Bylaws and of this Agreement (as well as any signed powers of attorney pursuant to which any such document was executed);
(iii) a copy of the Company's federal, state and local income tax returns and reports, and annual financial statements of the Company, for all Fiscal Years as to which the applicable statute of limitations have not run; and (iv) minutes (or written consents without a meeting) of every meeting (or action taken by consent) of the Stockholders and the Board of Directors.

            (b) The Company shall deliver to each Stockholder (other than Di Dia, Gradstein and Van Dalsem), as soon as practicable, but in any event within 90 days after the end of each Fiscal Year of the Company, audited financial statements, including an income statement of the Company for such period and a balance sheet and statement of the stock held by each Stockholder as of the end of such period. Such audited financial statements shall be prepared in accordance with U.S. GAAP and audited by a Big Five accounting firm or a firm of similar reputation and standing.

            (c) Financial Statements. Until the earlier of a QIPO or such time as Chase, Constellation, Bowman Funds, Psilos, Meadowlane, Universal or Rubin, as applicable, together with its respective Affiliates own in the aggregate directly or indirectly, Common Stock and/or Preferred Stock of the Company (on an as converted basis) with a fair market value of less than $200,000 (the "Information Threshold"), the Company shall deliver to Chase, Constellation, Bowman Funds, Psilos, Meadowlane, Universal or Rubin, as applicable, the following information; provided, however, that if the Information Threshold is not then met at the time any of the information in Sections 5.4(c)(i) through
(iv) is required to be delivered by the Company and the Company is otherwise delivering such information to any other Stockholder (other than any Stockholder that receives such information on a confidential basis in connection with the provision of services to the Company or any of its Subsidiaries), then such information shall also be delivered to Chase, Constellation, Bowman Funds, Psilos, Meadowlane, Universal and Rubin:

                  (i) Monthly Statements. As soon as available, and in any event within thirty (30) days after the end of each month, copies of the consolidated and consolidating balance sheets of Company and its Subsidiaries as of the end of such month, and statements of income and retained earnings and statements of cash flows of Company and its Subsidiaries for such month and for the portion of the Fiscal Year ending with such month, in each case setting forth in comparative form the figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail, and certified by the chief financial officer of Company as being true and correct and as having been prepared in accordance with GAAP, subject to year-end audit adjustments;

                  (ii) Quarterly Statements. As soon as available, and in any event within forty-five (45) days after the end of each respective quarterly fiscal period (except the last) of each Fiscal Year of Company, copies of the consolidated and consolidating balance sheets of Company and its Subsidiaries as of the end of such quarterly fiscal period, and the respective statements of income and retained earnings and statements of cash flows of Company and its

Subsidiaries for such quarterly fiscal period and for the portion of the Fiscal Year ending with such period, in each case setting forth in comparative form the figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail, and certified by the chief financial officer of Company, as appropriate, as being true and correct and as having been prepared in accordance with GAAP, subject to year-end audit adjustments;

                  (iii) Annual Statements. As soon as available and in any event within ninety (90) days after the close of each respective Fiscal Year of the Company, copies of the audited consolidated and consolidating balance sheets of the Company as of the close of such Fiscal Year and the respective audited statements of income and retained earnings and statements of cash flows of the Company for such Fiscal Year, in each case, setting forth in comparative form the figures for the preceding Fiscal Year, all in reasonable detail and accompanied by an opinion thereon (which shall not be qualified by reason of any limitation imposed by the Company) of a "Big Five" (or comparable) independent public accounting firm selected by the Company and reasonably satisfactory to Purchasers to the effect that such financial statements have been prepared in accordance with U.S. GAAP and fairly present the financial conditions and results of operations of the Company and that the examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

                  (iv) Audit Reports. Within five (5) days of receipt thereof, one copy of each written report submitted to the Company by independent accountants in any annual, quarterly or special audit made.

                  (v) Annual Operating Plan and Projections. The Company will deliver to the Board of Directors within 30 days prior to the beginning of each quarter and each Fiscal Year an operating plan with respect to such quarter or Fiscal Year, as the case may be (each, an "Operating Plan"), and each Operating Plan shall include with respect to Company and its Subsidiaries projected consolidated balance sheets, projected consolidated cash flow statements, including summary details of cash disbursements (including for capital expenditures), and projected consolidated income statements, in each case for any Fiscal Year on a quarterly basis with appropriate supporting details, and each Operating Plan shall have been approved by the Audit Committee of the Company. To the extent practicable, the Company shall, and shall cause each of its Subsidiaries to, conduct its business and operations in a manner that is consistent with the Operating Plan that relates to such quarter or Fiscal Year.

                  (vi) Other Information. If requested by any of Chase, Constellation, Bowman Funds, Psilos, Meadowlane, Universal or Rubin, the Company will deliver to Chase, Constellation, Bowman Funds, Psilos, Meadowlane, Universal or Rubin, as applicable, such other information respecting the Company's or any of its Subsidiaries' business, financial condition or prospects as Chase, Constellation, Bowman Funds, Psilos, Meadowlane, Universal or Rubin may, from time to time, reasonably request.

            (d) Access. For so long as the Information Threshold is met, the Company shall permit representatives of any of Chase, Constellation, Bowman Funds, Meadowlane, Universal and Rubin to visit and inspect any of the properties of such Company, to examine the corporate books and records and make copies or extracts therefrom and to discuss the affairs, finances and accounts of such Company with the officers, employees, counsel, accountants, independent auditors or other representatives of such Company, all at such reasonable times, upon reasonable notice and as often as Chase, Constellation, Bowman Funds, Meadowlane, Universal or Rubin, as applicable, may reasonably request.

            (e) Maintenance of Existence and Conduct of Business. The Company shall, and shall cause its Subsidiaries to: (i) maintain insurance coverages and their books, accounts and records in the ordinary course of business and consistent with past practice; (ii) use its commercially reasonable best efforts to comply in all material respects with all Laws applicable to the Company;
(iii) maintain and keep their material properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; (iv) maintain, preserve and protect all of its Intellectual Property; (v) pay and discharge when payable all taxes, assessments and charges imposed upon its properties or assets or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and (vi) perform in all material respects their obligations under all Material Contracts and commitments to which any of them is a party or by which any of them or their respective property or assets is bound, except where the failure to so perform would not have a Material Adverse Effect.

            (f) QIPO Allocation Right. The Company shall reasonably attempt, subject to the approval of its lead underwriter (in such underwriter's sole discretion), to provide each Series B Preferred Stockholder and Rubin with the option to purchase up to that portion of the primary shares issued by the Company in a QIPO multiplied by the fully diluted ownership percentage in the Company then held by such Series B Preferred Stockholder or Rubin, as applicable.

            (g) Voting Agreements. Every eleven (11) months (calculated from July 28, 1998) and from time to time, upon the reasonable request of the Preferred Stockholders, each of Geiger and Muller shall execute and deliver (i) a new voting agreement and power of attorney in form and substance substantially similar to that previously entered into and (ii) such other documents as may be necessary in the opinion of counsel to the Preferred Stockholders to give effect to the Founders Voting Agreement and Power of Attorney dated July 28, 1998.

            (h) Employee Agreements. The Company shall require all employees and independent contractors to enter into a confidentiality and invention agreement that among other things, assigns all of the employee's or independent contractor's inventions and works for hire made during work hours to the Company.

            (i) Rights Under Issuance Agreements. Each Preferred Stockholder shall be designated as "Other Members" under the respective Issuance, Noncompetition and

Nonsolicitation Agreements between the Company and each of Keith Yokomoto, Steve Rennie and Robert Morse. The right of Preferred Stockholders to be so designated "Other Members" pursuant to this Section 4.4(i) shall terminate with respect to Company upon the date the Preferred Stockholders shall no longer satisfy the applicable "Preemptive Threshold" as defined herein.

                                   ARTICLE V

                             Transfer Restrictions

      SECTION 5.1. Restrictions on Transfer of Stock.

      No Person shall directly or indirectly Transfer any share of Common Stock or Preferred Stock except as may be expressly permitted by this Agreement and, if applicable, subject to the Voting Agreement.

            (a) Except as provided in Section 5.1(c), no Person shall Transfer any share of Common Stock or Preferred Stock without the consent of the Board of Directors.

            (b) No share of Common Stock or Preferred Stock may be Transferred unless the transferee executes and delivers to the Chief Executive Officer an instrument pursuant to which it agrees to be bound by the terms of this Agreement.

            (c) Subject to Section 5.1(d), (i) an individual Stockholder may assign, without consent, all or any of such Stockholder's shares of Common Stock or Preferred Stock to such Stockholder's spouse, or to a descendant or parent, of such Stockholder, or to descendants of any of them, or, in the case of L&G, to the partners of L&G, or to a trust or entity for the sole benefit of any one or more of the foregoing but such Stockholder shall retain all voting rights with respect to such Common Stock or Preferred Stock, and any such assignee shall have no voting rights or other voice in the management of the Company unless such assignee shall have executed and delivered to the Chief Executive Officer an instrument pursuant to which it agrees to be bound by this Agreement and (ii) Rubin may assign, without consent, all or any of its shares of Common Stock to his spouse, descendant or parent, or to descendants of any of them, to a trust for the sole benefit of any one or more of the foregoing, or to a Rubin Entity (any such permitted assignee is referred to herein as a "Permitted Rubin Assignee"); provided, however, that Rubin shall retain all voting rights with respect to such Common Stock, and no Permitted Rubin Assignee shall have any voting rights or other voice in the management of the Company unless such assignee shall have executed and delivered to the Chief Executive Officer an instrument pursuant to which it agrees to be bound by this Agreement. The Stockholders hereby consent to the issuance of Common Stock to a Rubin Entity in the event that Rubin assigns all, but not less than all, of his shares of Common Stock to one or more Permitted Rubin Assignees and such Common Stockholder shall succeed to all of the rights and benefits of Rubin set forth herein.

            (d) No Transfer of Common Stock or Preferred Stock, or Transfer of an indirect interest in the Company shall be made if such Transfer, or the transferee's, as the case may be, ownership of such Common Stock or Preferred Stock or indirect interest in the Company, would:

                  (i) result in the violation of the Securities Act of 1933 or any other applicable federal or state laws;

                  (ii) be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any Indebtedness under, any note, mortgage, loan agreement or similar instrument or document to which the Company is a party;

                  (iii) be a Transfer to an individual who is not legally competent or who has not achieved his or her majority under the law of the state (excluding trusts for the benefit of minors); or

                  (iv) cause the Company or any Stockholder (other than the transferee) to be subject to any excise tax pursuant to Chapter 42A of Subtitle D of the Code.

      The Company shall not transfer on its books any Common Stock or Preferred Stock, unless, in the opinion of counsel to the Company, there has been compliance with all of the material conditions hereof affecting the Common Stock or Preferred Stock and any such attempted Transfer in violation of this Agreement shall be void and of no effect.

      SECTION 5.2. [Intentionally Omitted].

      SECTION 5.3. Transferee Rights.

      Any transferee of Common Stock or Preferred Stock who is not transferred Common Stock or Preferred Stock in accordance with this Agreement shall not have any rights under this Agreement and shall only have the rights of a Stockholder as provided by Delaware law. To the extent of any Common Stock or Preferred Stock Transferred, the transferor Stockholder shall not possess any right or power as a Stockholder under the terms of this Agreement and may not exercise any such right or power directly or indirectly on behalf of the transferee.

      SECTION 5.4. Effect of Transfer.

      Any Stockholder that makes a Transfer of all of the shares of Common Stock or Preferred Stock held of record by such Stockholder will be treated as resigning from any and all positions with the Company and shall immediately cause any and all of its designees and representatives to resign immediately from any and all positions held with the Company on the effective date of such Transfer. Any Stockholder that makes a Transfer of some (but not all) of its shares of

Common Stock or Preferred Stock will continue as a Stockholder (with respect to the shares of Common Stock or Preferred Stock retained). The rights and obligations of any resigning Stockholder or of any transferee of Common Stock or Preferred Stock will be governed by the other provisions of this Agreement.

      SECTION 5.5. Transfer Limitations.

      Transfers by Constellation, Psilos, Chase, Bowman Funds Meadowlane or Universal shall not be subject to Section 5.1(a). These Stockholders shall have the right to Transfer all or any portion of their respective Preferred Stock (or Common Stock received upon conversion pursuant to the Certificate of Incorporation) so long as Transfers are made only to:

            (a) Affiliates;

            (b) the partners or members of such Stockholders, if partnerships (and the equityholders of any successor entities thereto), and their Affiliates;

            (c) up to three Persons that are not Affiliates (and their Affiliates) of such Stockholders; provided, that a material part of the business of such Person is not (i) the ownership or operation of a music Web site which is competitive in any material respect to the Company's or any of its Subsidiaries' businesses or (ii) any World Wide Web site that sells or offers to sell music-related products or services, including, without limitation, "Records," which shall mean any devices or other means, whether utilizing technology existing as of the date hereof or devised hereafter, on or by which sound may be recorded, transmitted or reproduced, with or without a visual reproduction, primarily for home and/or consumer use, including, without limitation, analog disc records, analog tape cassettes, compact discs, mini-discs, digital audio tapes, video cassettes, laser discs, and downloading via the internet; and

            (d) Persons as to which the Board of Directors consents.

Notwithstanding anything herein to the contrary, any Person to whom Common Stock or Preferred Stock is Transferred in accordance with this Section 5.5 shall be entitled to the rights and subject to the obligations of the transferring Stockholder pursuant to this Agreement and as specified and qualified in the Second Securities Purchase Agreement; provided, that such transferee Stockholder shall have voting rights but no right to designate a Director or a member of any committee of the Board of Directors unless the transferee Stockholder is transferred 75% of the Equity Securities of the transferor Stockholder and the transferor Stockholder so notifies the Company in writing thereof. The restrictions on Transfers contained in this Section 5.5 shall terminate upon the closing of a QIPO and shall terminate as to Common Stock or Preferred Stock upon the closing of any other initial public offering of securities of the Company. Any amendment of this Section 5.5 which is adverse to a Stockholder shall only be binding as to those holders of Common Stock or Preferred Stock which agree in writing thereto, and any amendment of this Section 5.5 for the benefit of any Stockholder shall apply to all Stockholders who otherwise would have rights under this Section 5.5.

                                   ARTICLE VI

                               General Provisions

      SECTION 6.1. Amendment; Termination.

            (a) No amendment shall be made to Section 3.6 hereof without the consent of the Person entitled to designate the Observer pursuant to such section and, for so long as the Designee Threshold is satisfied, no amendment shall be made to Section 3.2(a), 3.2(b) or 3.2(c), 3.2(d) or the definitions of "Chase Designee Threshold," "Constellation Designee Threshold," "Meadowlane Designee Threshold" or "Universal Designee Threshold," as applicable, contained in Section 1.1 hereof without the consent of Constellation, Chase, Meadowlane or Universal, as applicable, and no amendment shall be made to Section 3.2(e) without the consent of Geiger and Muller. No course of performance or other conduct subsequently pursued or acquiesced in, and no oral agreement or representation subsequently made, by the Stockholders, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall amend this Agreement or impair or otherwise affect any Stockholder's obligations pursuant to this Agreement or any rights and remedies of a Stockholder pursuant to this Agreement. No amendment shall be made to this Agreement without the prior written consent of those parties that are adversely affected thereby.

            (b) This Agreement shall terminate and all rights and obligations hereunder shall cease upon the occurrence of any of the following:

                  (i) the written agreement of the Stockholders;

                  (ii) the tenth anniversary of the date hereof;

                  (iii) All Stockholders together shall own less than 10% of the Common Stock outstanding (calculated on a fully diluted basis);

                  (iv) except as provided in Section 2.5(c) with respect to the Blum Redemption Right, the dissolution, liquidation or winding up of the Company; or

                  (v) the consummation of a QIPO (provided, that the provisions contained in Section 2.3 relating to Transfers after a QIPO not involving a Public Market Sale, the provisions contained in Section 2.6 regarding the mandatory redemption of the Founders' Common Stock, and the provisions contained in Section 4.1 relating to errors and omissions insurance, shall survive the consummation of a QIPO, and shall only terminate in accordance with the other provisions contained in this Section 6.1(b)).

      SECTION 6.2. Waivers Generally.

      No delay in the exercise of any right will operate as a waiver of such right. No single or partial exercise of any right will preclude its further exercise. A waiver of any right on any one occasion will not be construed as a bar to, or waiver of, any such right on any other occasion.

      SECTION 6.3. Equitable Relief.

      If any Stockholder proposes to Transfer its Common Stock or Preferred Stock in violation of the terms of this Agreement, the Company or any Stockholder may apply to any court of competent jurisdiction for an injunctive order prohibiting such proposed Transfer except upon compliance with the terms of this Agreement, and the Company or any Stockholder may institute and maintain any action or proceeding against the Person proposing to make such Transfer to compel the specific performance of this Agreement. Any attempted Transfer in violation of this Agreement is null and void, and of no force and effect. The Person against whom such action or proceeding is brought waives the claim or defense that an adequate remedy at law exists, and such Person will not urge in any such action or proceeding the claim or defense that such remedy at law exists.

      SECTION 6.4. Remedies for Breach.

      The rights and remedies of the Stockholders set forth in this Agreement are neither mutually exclusive nor exclusive of any right or remedy provided by law, in equity or otherwise. The Stockholders agree that all legal remedies (such as monetary damages) as well as all equitable remedies (such as specific performance) will be available for any breach or threatened breach of any provision of this Agreement.

      SECTION 6.5. Costs.

      If the Company or any Stockholder retains counsel for the purpose of enforcing or preventing the breach or any threatened breach of any provision of this Agreement or for any other remedy relating to it, then the prevailing party will be entitled to be reimbursed by the nonprevailing party for all costs and expenses so incurred (including reasonable attorney's fees, costs of bonds, and fees and expenses for expert witnesses).

      SECTION 6.6. Counterparts.

      This Agreement may be signed in multiple counterparts. Each counterpart will be considered an original, but all of them in the aggregate will constitute one instrument.

      SECTION 6.7. Notices.

      All notices under this Agreement will be in writing and will be delivered or sent to a Stockholder at the address or fax number listed on Annex I hereto, or at such other address or fax number as a Stockholder may give by notice to the Company and all other Stockholders, with such copies to such parties as are indicated on Annex I hereto. Any notices given to any Stockholder in accordance with this Agreement will be deemed to have been duly given and received: (a) in the case of personal delivery, telecopier or television, on the date of such delivery (assuming delivery is confirmed) (b) in the case of overnight guaranteed delivery air courier, on the Business Day after the date when sent, (c) in the case of mailing on the third Business Day following such mailing.

      SECTION 6.8. Date of Performance.

      Whenever this Agreement provides for any action to be taken on a day which is not a Business Day, such action shall be taken on the next following Business Day.

      SECTION 6.9. Limited Liability.

      The liability of each Stockholder, officer or agent of the Company shall be limited as set forth in this Agreement, the DGCL and other applicable law. No Stockholder, officer or agent of the Company is liable for any debts, obligations or liabilities of the Company or each other, whether arising in tort, contract or otherwise, solely by reason of being a Stockholder, officer or agent of the Company, or acting (or omitting to act) in such capacities or participating (as an employee, consultant, contractor or otherwise) in the conduct of the business of the Company, except that a Stockholder shall remain personally liable for the payment of such Stockholder's capital contribution and as otherwise set forth in this Agreement, the DGCL and other applicable law.

      SECTION 6.10. Partial Invalidity.

      Wherever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. However, if for any reason any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect, such action will not affect any other provision of this Agreement. In such event this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in it.

      SECTION 6.11. Entire Agreement.

      This Agreement contains the entire agreement among the Stockholders with respect to the subject matter of this Agreement, and supersedes each course of conduct previously pursued or acquiesced in, and each oral agreement and representation previously made, by the Stockholders with respect thereto, whether or not relied or acted upon, including but not limited to that certain Stockholders' Agreement dated as of October 6, 1999, among the Company and certain of the Stockholders.

      SECTION 6.12. Benefit.

      The contribution obligations of each Stockholder will inure solely to the benefit of the other Stockholders and the Company, without conferring on any other Person any rights of enforcement or other rights.

      SECTION 6.13. Binding Effect.

      This Agreement is binding upon, and inures to the benefit of, the Common Stockholders and their transferees, successors and assigns, provided that, except as provided in Section 5.5, any transferee will have only the rights specified in Section 5.3 unless such transferee is otherwise a Stockholder hereunder. Notwithstanding anything to the contrary contained herein, upon a sale of all of the Common Stock held by Rubin or the Rubin Entity, if any, which is a Common Stockholder, or the occurrence of any other event that causes Rubin to no longer have Control over the Rubin Entity (other than death or disability of Rubin), if any, which is a Common Stockholder, then Section 2.1(a) (as it relates to Rubin) shall be deemed deleted from this Agreement.

      SECTION 6.14. Confidentiality.

            (a) The parties to this Agreement acknowledge and agree that each Stockholder and the Company's customers may from time to time make certain of their confidential business information available to the Company. The Company and each other party hereto agree that it shall not use or disclose to any third party any information concerning the customers, trade secrets, methods, processes or procedures or any other confidential business information of the Company or any other party to this Agreement which it learns during the course of its performance of this Agreement, without the prior written consent of the Board of Directors (unless otherwise permitted by Section 6.14(c)).

            (b) The parties further acknowledge and agree that in the event of a breach or threatened breach of this Section 6.14, the Company may have no adequate remedy in money damages and, accordingly, may be entitled to appropriate injunctive relief against such breach or threatened breach. The obligations contained in this Section 6.14 will survive the cancellation or other termination of this Agreement.

            (c) This Section 6.14 shall not prevent any disclosure of information to the extent required by applicable law or regulation. Any party required to make such disclosure, to the extent reasonably practicable, shall
(i) afford the Company the opportunity to seek to prevent such disclosure or obtain an appropriate protective order or other relief and (ii) cooperate with the Company's efforts to do so.

      SECTION 6.15. Further Assurances.

      Each Stockholder agrees, without further consideration, to sign and deliver such other documents of further assurance as may reasonably be necessary to effectuate the provisions of this Agreement.

      SECTION 6.16. Headings.

      Article and section titles have been inserted for convenience of reference only. They are not intended to affect the meaning or interpretation of this Agreement.

      SECTION 6.17. Terms.

      Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word include (and any variation) is used in an illustrative sense rather than in a limiting sense. The word day means a calendar day, unless otherwise specified.

      SECTION 6.18. Governing Law; Consent to Jurisdiction.

      This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to Delaware choice of law provisions). Any conflict or apparent conflict between this Agreement and the DGCL will be resolved in favor of this Agreement except as otherwise required by the DGCL. In any action or proceeding arising out of, related to, or in connection with this Agreement, the parties consent to be subject to the jurisdiction and venue of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware. Each of the parties consents to the service of process in any action commenced hereunder by certified or registered mail, return receipt requested, or by any other method or service acceptable under federal law or the laws of the State of Delaware. AS TO ANY ACTION OR PROCEEDING ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHTS TO A TRIAL BY JURY.

      SECTION 6.19. No Drafting Presumption.

      In interpreting the provisions of this Agreement, no presumption shall apply against any Stockholder that otherwise would operate against such Stockholder by reason of such document having been drafted by such Stockholder or at the direction of such Stockholder or an Affiliate of such Stockholder.

      SECTION 6.20. Legends.

      All certificates evidencing Common Stock or Preferred Stock that are issued to any of the Stockholders shall be legended as follows (in addition to any other legend required to be placed thereon):

      "THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND OBLIGATIONS WITH RESPECT TO THE TRANSFER, PLEDGE, HYPOTHECATION, DISTRIBUTION AND

      VOTING THEREOF AS SET FORTH IN A STOCKHOLDERS AGREEMENT WHICH MAY BE REVIEWED AT THE PRINCIPAL PLACE OF BUSINESS OF THE CORPORATION AND A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR.

      THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED."

The Company hereby agrees that, except in unusual circumstances, it will not require an opinion of counsel for transfers made pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended to date, or any successor or similar exemption.

      SECTION 6.21. Facsimile Signature.

      This Agreement and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto shall claim that this Agreement or such document is invalid, not binding or unenforceable based upon the use of a facsimile machine to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, and each such party forever waives any such claim or defense.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                               ARTISTdirect, Inc.

                               _________________________________________________
                               By:  Marc P. Geiger
                               Its: Chief Executive Officer


                               ARTISTdirect Investors, LLC

                               _________________________________________________
                               By:  Marc P. Geiger
                               Its: Manager


                               _________________________________________________
                               RICK RUBIN


                               CONSTELLATION VENTURE CAPITAL, L.P.
                               By: Constellation Ventures Management LLC, as
                                   General Partner

                               By: _____________________________________________
                                   Name:
                                   Title:


                               CONSTELLATION VENTURES (BVI), INC.
                               By:   Constellation Ventures Management LLC

                               By: _____________________________________________
                                   Name:  Clifford H. Friedman
                                   Title: President and Chief Executive
                                          Officer

                                    PSILOS GROUP PARTNERS, L.P.
                                    By:  Psilos Group Investors, LLC
                                    Its: General Partner

                                    ____________________________________________
                                    By:  Albert S. Waxman, Ph.D.
                                    Its: Senior Managing Director


                                    DREAM MEDIA INTERNET VENTURES, L.L.C.

                                    ____________________________________________
                                    Its:

                                    ____________________________________________
                                    CARL KAWABE

                                    ____________________________________________
                                    SCOTT BLUM


                                    CCP/PSILOS UBL, LLC
                                    By:  Psilos Group Investors, LLC
                                    Its: Managing Member

                                    ____________________________________________
                                    By:  Albert S. Waxman, Ph.D
                                    Its: Senior Managing Director


                                    CHASE VENTURE CAPITAL ASSOCIATES, L.P.
                                    By:  Chase Capital Partners,
                                         its General Partner

                                    By:  _______________________________________
                                         Name:
                                         Title:

                                    CASSANDRA/ARTISTDIRECT PARTNERS, LLC
                                    By: Chase Venture Capital Associates, L.P.,
                                        its Managing Partner

                                    By: Chase Capital Partners,
                                        its General Partner

                                    By: ________________________________________
                                        Name:
                                        Title:


                                    CCP/PSILOS ARTISTDIRECT, LLC
                                    By:  Psilos Group Investors, LLC
                                    Its: Managing Member

                                    By: ________________________________________
                                        Name:  Albert S. Waxman, Ph.D
                                        Title: Senior Managing Director


                                    FLATIRON ASSOCIATES, LLC

                                    By: ________________________________________
                                        Fred Wilson
                                        Managing Member


                                    FLATIRON FUND 1998/99, LLC

                                    By: ________________________________________
                                        Fred Wilson
                                        Managing Member

                                    TORONTO DOMINION INVESTMENTS, INC.

                                    By: ________________________________________
                                        Martha Gareipy
                                        Vice President


                                    SPINNAKER TECHNOLOGY FUND, L.P.
                                    By: Bowman Capital Management, L.L.C.
                                        its General Partner

                                    By: ________________________________________
                                        Eric Moore
                                        Controller


                                    SPINNAKER FOUNDERS FUND, L.P.
                                    By: Bowman Capital Management, L.L.C.
                                        its General Partner

                                    By: ________________________________________
                                        Eric Moore
                                        Controller


                                    SPINNAKER CLIPPER FUND, L.P.
                                    By: Bowman Capital Management, L.L.C.
                                        its General Partner

                                    By: ________________________________________
                                        Eric Moore
                                        Controller


                                    MEADOWLANE ENTERPRISES, LTD.

                                    By: ________________________________________

                                    UNIVERSAL MUSIC GROUP, INC.

                                    By: ________________________________________
                                        ________________

                                    ____________________________________________
                                    JAMES B. CARROLL

                                    ____________________________________________
                                    MARK DI DIA

                                    ____________________________________________
                                    HENRY D. GRADSTEIN

                                    ____________________________________________
                                    BRUCE E. VAN DALSEM


                                    GEIGER CHILDREN'S TRUST

                                    ____________________________________________
                                    Keith Yokomoto, Trustee

                                    MULLER CHILDREN'S TRUST

                                    ____________________________________________
                                    Keith Yokomoto, Trustee

                                    ____________________________________________
                                    STEVE RENNIE

                                    ____________________________________________
                                    ROBERT MORSE

                                    L&G ASSOCIATES ONE,
                                    a California general partnership

                                    ____________________________________________
                                    Allen D. Lenard
                                    Managing Partner

                                    ____________________________________________
                                    MARC P. GEIGER

                                    ____________________________________________
                                    DONALD MULLER

                                    ____________________________________________
                                    KEITH YOKOMOTO

         AMENDMENT NO. 1 TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

      This Amendment No. 1 to Amended and Restated Stockholders Agreement (the "Agreement") is made as of December 20, 1999, by and among ARTISTdirect, Inc., a Delaware corporation (the "Company"), ARTISTdirect Investors, LLC, a California limited liability company ("AD Investors"), Marc P. Geiger ("Geiger"), Donald P. Muller ("Muller"), the Geiger Children's Trust (the "Geiger Trust"), the Muller Children's Trust (the "Muller Trust", and collectively with the Geiger Trust, the "Trusts"), Keith Yokomoto ("Yokomoto"), L&G Associates One, a California general partnership ("L&G"), Steve Rennie ("Rennie"), James B. Carroll ("Carroll"), Robert Morse ("Morse") (each of which are members of AD Investors), Constellation Venture Capital, L.P., a Delaware limited partnership ("Constellation Domestic"), Constellation Ventures (BVI), Inc., a British Virgin Islands corporation ("Constellation Offshore" and, together with Constellation Domestic, "Constellation"), Toronto Dominion Investments, Inc., a Delaware corporation ("TDI"), Psilos Group Partners, L.P., a Delaware limited partnership ("Psilos Group"), CCP/Psilos UBL, LLC, a Delaware limited liability company ("CCP UBL"), CCP/Psilos ARTISTdirect, LLC, a Delaware limited liability company ("CCP AD" and, together with Psilos Group, TDI and CCP UBL, "Psilos"), Dream Media Internet Ventures, LLC, a Delaware limited liability company ("DreamMedia"), Carl Kawabe ("Kawabe"), Rick Rubin ("Rubin"), Scott Blum ("Blum"), Mark Di Dia ("Di Dia"), Bruce E. Van Dalsem ("Van Dalsem"), Henry D. Gradstein ("Gradstein"), Chase Venture Capital Associates, L.P., a California limited partnership ("Chase Ventures"), Cassandra/ARTISTdirect Partners, LLC, a Delaware limited liability company ("Cassandra"), Flatiron Fund 1998/99, LLC, a Delaware limited liability company ("Flatiron Fund"), Flatiron Associates, LLC, a Delaware limited liability company ("Flatiron" and, together with Chase Ventures, Flatiron Fund and Cassandra, "Chase"), Spinnaker Technology Fund, LP, a Delaware limited partnership ("Spinnaker Fund"), Spinnaker Founders Fund, LP, a Delaware limited partnership ("Spinnaker Founders"), Spinnaker Clipper Fund, LP, a Delaware limited partnership ("Spinnaker Clipper" and, together with Spinnaker Fund and Spinnaker Founders, "Bowman Funds"), Meadowlane Enterprises Ltd., a British Virgin Islands corporation ("Meadowlane"), Universal Music Group, Inc., a California corporation ("Universal"), BMG Music d/b/a BMG Entertainment, a New York general partnership ("BMG"), Yahoo! Inc., a Delaware corporation ("Yahoo!"), Sony Music, a Group of Sony Music Entertainment Inc., a Delaware corporation ("Sony"), Art-Dir Holdings Inc., a Delaware corporation ("Art-Dir Holdings") and Maverick Recording Company, a California general partnership ("Maverick").

                              W I T N E S S E T H:
                               - - - - - - - - - -

      WHEREAS, the parties hereto (other than BMG, Yahoo!, Sony, Art-Dir Holdings and Maverick) previously entered into an Amended and Restated Stockholders Agreement dated as of November 12, 1999 (the "Existing Stockholders Agreement") to establish certain rights, obligations and restrictions with respect to the securities of the Company.

      NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and for other good and valuable consideration, and with the intent of being legally bound, the parties hereto agree as follows:

      SECTION 6.22. Amendments to Existing Stockholders Agreement. The Existing Stockholders Agreement is hereby amended as follows:

            (a) Each of BMG, Yahoo!, Sony, Art-Dir Holdings, Maverick shall be added as a party to the Existing Stockholders Agreement.

            (b) A new definition for "Majority of Labels" shall be added in
Section 1.1 of the Existing Stockholders Agreement as follows:

      ""Majority of Labels" shall mean the holders of a majority of the Series C Preferred Stock held by Universal, Sony, BMG, Art-Dir Holdings, Yahoo!, Maverick and each of their Affiliates."

                  (c) The first three sentences of Section 2.1(a)(i) of the Existing Stockholders Agreement are hereby amended and restated in their entirety as follows:

      "Each of Geiger, Muller, Rubin, Constellation, Psilos, Chase, Bowman Funds, Meadowlane, Universal, BMG, Yahoo!, Sony, Art-Dir Holdings, Maverick and, to the extent provided herein, Di Dia, Gradstein, Van Dalsem, Yokomoto, L&G and Rennie, shall have a preemptive right to purchase, all (or any part) of their pro rata share of additional Common Stock and/or Preferred Stock that the Company may, from time to time, propose to sell and issue to any Person or Persons (each, a "Proposed Issuance"), unless such Proposed Issuance falls within the exclusions described in (ii) below. For purposes of this Section 2.1(a), such parties' pro rata share shall equal their respective Percentages immediately preceding the Proposed Issuance in question. In the event the Company proposes to undertake a Proposed Issuance of additional Common Stock and/or Preferred Stock, then, with respect to each such Proposed Issuance, the Company shall give each of Geiger, Muller, Rubin, Constellation, Psilos, Chase, Bowman Funds, Meadowlane, Universal, BMG, Yahoo!, Sony, Art-Dir Holdings, Maverick written notice of its intention, describing the price and the material terms and conditions upon which the Company proposes to make such Proposed Issuance."

            (d) Section 2.1(b) of the Existing Stockholders Agreement is hereby amended and restated in its entirety as follows:

      "(i) To the extent additional shares of Common Stock are issued to any third party as a result of a breach of the representation by ARI contained in Section 6(a)(ii) of that certain Contribution Agreement dated as of August 5, 1997, by and between ARI and the UBL (the "Contribution Agreement"), (A) a number of shares equal to twenty percent (20%) of such additional shares shall be contributed to the Company by Rubin, and (B) a number of shares equal to eighty percent (80%) of such additional shares shall be contributed by the Stockholders (other than Constellation, Psilos, Dream Media, Kawabe, Chase, Bowman Funds, Meadowlane, Universal, BMG, Yahoo!, Sony, Art-Dir Holdings and Maverick) on a pro rata basis in proportion to their respective Percentages as of the date of such issuance. Notwithstanding the foregoing, the Founders and Rubin may agree to apportion amongst themselves any contribution of shares which would otherwise be made solely by Rubin.

      "(ii) To the extent additional shares of Common Stock are issued to any third party as a result of a breach of the representation by ADNM contained in Section 6(b)(ii) of the Contribution Agreement, (A) a number of shares equal to twenty percent (20%) of such additional shares shall be contributed to the Company by the Stockholders (other than Rubin, Constellation, Psilos, Dream Media, Kawabe, Chase, Bowman Funds, Meadowlane, Universal, BMG, Yahoo!, Sony, Art-Dir Holdings and Maverick), on a pro rata basis in proportion to their respective Percentages as of the date of such dilutive event and (B) a number of shares equal to eighty percent (80%) of such additional shares shall be contributed to the Company by the Stockholders (other than Constellation, Psilos, Dream Media, Kawabe, Chase, Bowman Funds, Meadowlane, Universal, BMG, Yahoo!, Sony, Art-Dir Holdings and Maverick) on a pro rata basis in proportion to their respective Percentages as of the date of such issuance. Notwithstanding the foregoing, the Founders and Rubin may agree to apportion amongst themselves any contribution of shares which would otherwise be made solely by Rubin."

            (e) Section 3.2(d) of the Existing Stockholders Agreement is hereby amended and restated in its entirety as follows:

      "By Universal. One Director (who shall not be a director, officer or employee of Universal or any of its Affiliates) shall be designated by Universal by the written instructions of Universal, subject to (i) the reasonable approval of a Majority of Stockholders and (ii) the affirmative vote of a Majority of Labels, and may be removed only by the written instructions of Universal and a Majority of Labels; provided, however, that Universal shall no longer have the right to designate and remove its Director from and after such time as Universal shall no longer meet the Universal Designee Threshold."

            (f) The last sentence of Section 3.3 of the Existing Stockholders Agreement is hereby amended and restated in its entirety as follows:

      "Upon the resignation of a Director, or upon a Director's death or incapacity,

      Constellation (in the case of the Constellation appointed Director), Chase (in the case of the Chase appointed Director), Meadowlane (in the case of the Meadowlane appointed Director), Universal (in the case of the Universal appointed director) or Geiger and Muller (acting collectively and not individually) (in the case of a Director appointed by Geiger and Muller) shall designate a replacement Director, subject in each case to the approval of a Majority of the Stockholders, which approval shall not be unreasonably withheld; provided, that in the case of the Universal appointed director, such replacement Director (a) shall not be a director, officer or employee of Universal or any of its Affiliates and (b) shall be subject to the additional approval of the affirmative vote of a Majority of Labels."

            (g) The second sentence of Section 4.1 of the Existing Stockholders Agreement is hereby amended and restated in its entirety as follows:

      SECTION 6.23.

      "Rubin, Constellation, Psilos, Chase, Meadowlane, Universal, BMG, Yahoo!, Sony, Art-Dir Holdings and Maverick shall be additional named insureds on such policy so long as such coverage of Rubin, Constellation, Psilos, Chase, Meadowlane, Universal, BMG, Yahoo!, Sony, Art-Dir Holdings and Maverick is reasonably available at a reasonable cost."

            (e) The first paragraph of Section 4.4(c) of the Existing Stockholders Agreement is hereby amended and restated in its entirety as follows:

      "(c) Financial Statements. Until the earlier of a QIPO or such time as Chase, Constellation, Bowman Funds, Psilos, Meadowlane, Universal, BMG, Yahoo!, Sony, Art-Dir Holdings, Maverick or Rubin, as applicable, together with its respective Affiliates own in the aggregate directly or indirectly, Common Stock and/or Preferred Stock of the Company (on an as converted basis) with a fair market value of less than $200,000 (the "Information Threshold"), the Company shall deliver to Chase, Constellation, Bowman Funds, Psilos, Meadowlane, Universal, BMG, Yahoo!, Sony, Art-Dir Holdings, Maverick or Rubin, as applicable, the following information; provided, however, that if the Information Threshold is not then met at the time any of the information in Sections 5.4(c)(i) through
      (iv) is required to be delivered by the Company and the Company is otherwise delivering such information to any other Stockholder (other than any Stockholder that receives such information on a confidential basis in connection with the provision of services to the Company or any of its Subsidiaries), then such information shall also be delivered to Chase, Constellation, Bowman Funds, Psilos, Meadowlane, Universal, BMG, Yahoo!, Sony, Art-Dir Holdings, Maverick and Rubin:"

            (f) Section 4.4(c)(vi) of the Existing Stockholders Agreement is hereby amended and restated in its entirety as follows:

      "Other Information. If requested by any of Chase, Constellation, Bowman Funds, Psilos, Meadowlane, Universal, BMG, Yahoo!, Sony, Art-Dir Holdings, Maverick or Rubin, the Company will deliver to Chase, Constellation, Bowman Funds, Psilos, Meadowlane, Universal, BMG, Yahoo!, Sony, Art-Dir Holdings, Maverick or Rubin, as applicable, such other information respecting the Company's or any of its Subsidiaries' business, financial condition or prospects as Chase, Constellation, Bowman Funds, Psilos, Meadowlane, Universal, BMG, Yahoo!, Sony, Art-Dir Holdings, Maverick or Rubin may, from time to time, reasonably request."

            (g) Section 4.4(d) of the Existing Stockholders Agreement is hereby amended and restated in its entirety as follows:

      "Access. For so long as the Information Threshold is met, the Company shall permit representatives of any of Chase, Constellation, Bowman Funds, Meadowlane, Universal, BMG, Yahoo!, Sony, Art-Dir Holdings, Maverick and Rubin to visit and inspect any of the properties of the Company, to examine the corporate books and records and make copies or extracts therefrom and to discuss the affairs, finances and accounts of such Company with the officers, employees, counsel, accountants, independent auditors or other representatives of the Company, all at such reasonable times, upon reasonable notice and as often as Chase, Constellation, Bowman Funds, Meadowlane, Universal, BMG, Yahoo!, Sony, Art-Dir Holdings, Maverick or Rubin, as applicable, may reasonably request."

            (h) The first sentence of Section 5.5 of the Existing Stockholders Agreement is hereby amended and restated in its entirety as follows:

      "Transfers by Constellation, Psilos, Chase, Bowman Funds, Meadowlane, Universal, BMG, Yahoo!, Sony, Art-Dir Holdings or Maverick shall not be subject to Section 5.1(a)."

            (i) Annex 1 of the Existing Stockholders Agreement is hereby amended by adding the following addresses:

      BMG Music d/b/a BMG Entertainment

      1540 Broadway
      New York, New York 10036-4098
      Attention: Vice President, Corporate Development

      Yahoo! Inc.

      3420 Central Expressway
      Santa Clara, California 95051

      Attention: Senior Vice President, Corporate Development

      Sony Music, a Group of Sony Music Entertainment, Inc.

      550 Madison Avenue
      New York, New York 10022
      Attention: Senior Vice President, Business Affairs and Administration

      Art-Dir Holdings Inc.

      c/o Time Warner Inc.
      75 Rockefeller Plaza
      New York, New York 10019

      Maverick Recording Company

      c/o Maverick Records LLC
      9348 Civic Center Drive
      Beverly Hills, CA  90210
      Attn:  Ms. Ronnie Dashev
      Facsimile:  (310) 385-9087

      and:

      SR/MDM Venture, Inc.
      c/o Warner Bros. Records Inc.
      3300 Warner Boulevard
      Burbank, CA  91505-4694
      Attn:  Vice Chairman
      Facsimile:  (818) 840-2382

      SECTION 6.24. No Other Changes. Except as expressly set forth in Section 1 above, all of the provisions of the Existing Stockholders Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                               ARTISTdirect, Inc.

                               _________________________________________________
                               By:  Marc P. Geiger
                               Its: Chief Executive Officer


                               ARTISTdirect Investors, LLC

                               _________________________________________________
                               By: Marc P. Geiger
                               Its: Manager

                               _________________________________________________
                               RICK RUBIN


                               CONSTELLATION VENTURE CAPITAL, L.P.
                               By: Constellation Ventures Management LLC, as
                                   General Partner

                               By: _____________________________________________
                                   Name:
                                   Title:


                               CONSTELLATION VENTURES (BVI), INC.
                               By:  Constellation Ventures Management LLC

                               By: _____________________________________________
                                   Name:  Clifford H. Friedman
                                   Title: President and Chief Executive
                                          Officer

                                    PSILOS GROUP PARTNERS, L.P.
                                    By:  Psilos Group Investors, LLC
                                    Its: General Partner

                                    ____________________________________________
                                    By:   Albert S. Waxman, Ph.D.
                                    Its:  Senior Managing Director


                                    DREAM MEDIA INTERNET VENTURES, L.L.C.

                                    ____________________________________________
                                    By:
                                    Its:

                                    ____________________________________________
                                    CARL KAWABE

                                    ____________________________________________
                                    SCOTT BLUM


                                    CCP/PSILOS UBL, LLC
                                    By:   Psilos Group Investors, LLC
                                    Its:  Managing Member

                                    ____________________________________________
                                    By:   Albert S. Waxman, Ph.D
                                    Its:  Senior Managing Director


                                    CHASE VENTURE CAPITAL ASSOCIATES, L.P.
                                    By:   Chase Capital Partners,
                                          its General Partner

                                    By: ________________________________________
                                        Name:
                                        Title:

                                    CASSANDRA/ARTISTDIRECT PARTNERS, LLC
                                    By: Chase Venture Capital Associates, L.P.,
                                        its Managing Partner

                                    By: Chase Capital Partners,
                                        its General Partner

                                    By: ________________________________________
                                        Name:
                                        Title:


                                    CCP/PSILOS ARTISTDIRECT, LLC
                                    By: Psilos Group Investors, LLC
                                    Its: Managing Member

                                    By: ________________________________________
                                        Name:  Albert S. Waxman, Ph.D
                                        Title: Senior Managing Director


                                    FLATIRON ASSOCIATES, LLC

                                    By: ________________________________________
                                        Fred Wilson
                                        Managing Member


                                    FLATIRON FUND 1998/99, LLC

                                    By: ________________________________________
                                        Fred Wilson
                                        Managing Member

                                    TORONTO DOMINION INVESTMENTS, INC.

                                    By: ________________________________________
                                        Martha Gareipy
                                        Vice President


                                    SPINNAKER TECHNOLOGY FUND, L.P.
                                    By: Bowman Capital Management, L.L.C.
                                        its General Partner

                                    By: ________________________________________
                                        Eric Moore
                                        Controller


                                    SPINNAKER FOUNDERS FUND, L.P.
                                    By: Bowman Capital Management, L.L.C.
                                        its General Partner

                                    By: ________________________________________
                                        Eric Moore
                                        Controller


                                    SPINNAKER CLIPPER FUND, L.P.
                                    By: Bowman Capital Management, L.L.C.
                                        its General Partner

                                    By: ________________________________________
                                        Eric Moore
                                        Controller

                                    MEADOWLANE ENTERPRISES, LTD.

                                    By: ________________________________________
                                        ________________

                                    UNIVERSAL MUSIC GROUP, INC.

                                    By: ________________________________________
                                        ________________

                                    ____________________________________________
                                    JAMES B. CARROLL

                                    ____________________________________________
                                    MARK DI DIA

                                    ____________________________________________
                                    HENRY D. GRADSTEIN

                                    ____________________________________________
                                    BRUCE E. VAN DALSEM


                                    GEIGER CHILDREN'S TRUST

                                    ____________________________________________
                                    Keith Yokomoto, Trustee


                                    MULLER CHILDREN'S TRUST

                                    ____________________________________________
                                    Keith Yokomoto, Trustee

                                    ____________________________________________
                                    STEVE RENNIE

                                    ____________________________________________
                                    ROBERT MORSE


                                    L&G ASSOCIATES ONE,
                                    a California general partnership

                                    ____________________________________________
                                    Allen D. Lenard
                                    Managing Partner

                                    ____________________________________________
                                    MARC P. GEIGER

                                    ____________________________________________
                                    DONALD MULLER


                                    BMG MUSIC d/b/a BMG ENTERTAINMENT

                                    By: ________________________________________
                                        ________________________________________
                                        ________________________________________


                                    YAHOO! INC.

                                    By: ________________________________________
                                        ________________________________________
                                        ________________________________________

                                    SONY MUSIC, a Group of SONY MUSIC
                                    ENTERTAINMENT, INC.

                                    By: ________________________________________
                                        ________________________________________
                                        ________________________________________


                                    ART-DIR HOLDINGS INC.

                                    By: ________________________________________
                                        ________________________________________
                                        ________________________________________

                                    ____________________________________________
                                    KEITH K. YOKOMOTO


                                    MAVERICK RECORDING COMPANY

                                    By:_________________________________________
                                    Name: Guy Oseary
                                    Its: Co-Chief Executive Officer